Exhibit 99.1

For Immediate Release

Contacts:

James B. Lipham Chief Financial Officer +1.706.649.2262	Shawn Roberts TSYS Investor Relations +1.706.644.6081 shawnroberts@tsys.com

TSYS Reports Second Quarter 2006 Earnings Per Share of $0.29

Columbus, Ga., July 18, 2006 — TSYS® today announced that its net income for the second quarter increased 13% over second quarter 2005, and the first six months of 2006 exceeded the same period in 2005 by 11%.

“Our results for the second quarter of 2006 continued our momentum from the first quarter toward a record year of revenues and earnings. We continue our focus on delivering outstanding financial results, and we still expect our 2006 earnings growth will be at the high end of the 21-23% range,” said Philip W. Tomlinson, chairman and chief executive officer of TSYS.

(dollars in millions, except earnings per share data)	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2006	2005	Percent Change	2006	2005	Percent Change
Revenues Before Reimbursables	$342.8	331.1	3.5%	$672.3	611.4	10.0%
Total Revenues	429.2	410.2	4.6%	841.5	760.2	10.7%
Operating Income	84.7	76.3	11.0%	156.6	142.7	9.8%
Net Income	57.4	50.6	13.4%	107.8	96.8	11.4%
Basic EPS	0.29	0.26	13.3%	0.55	0.49	11.4%
Diluted EPS	0.29	0.26	13.3%	0.55	0.49	11.4%

Recent Highlights

•

Continued expansion of TSYS’ global footprint with the acquisition of London-based Card Tech, Ltd., now known as TSYS Card Tech, for an aggregate consideration of approximately $58 million. The acquisition enables TSYS to offer more technology choices with the right combination of scale and functionality that are attractive to small, medium and large banks in global emerging markets. The acquisition of TSYS Card Tech expands the number of countries in which TSYS has a presence to 76.

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TSYS Reports Results For Second Quarter 2006/Page 2 of 9

•

Reached a long-term agreement with Wachovia Corporation, the No. 4 bank-holding company, to provide core-processing and other related services in support of their re-entry into the consumer credit-card line of business.

•	Reached agreements through TSYS Acquiring Solutions with Delta Payment Solutions and New England Bankcard Association to provide merchant processing services.

•	Renewed a long term relationship through TSYS Acquiring Solutions with Heartland Payment Systems, one of the nation's largest providers of merchant acquiring services.

“Our acquisition of TSYS Card Tech significantly expands our global footprint and is an example of our strategy to diversify and expand our business. Along with this expansion, we continue to blend our industry-leading technology with our global workforce to provide our clients with unparalleled service. By pursuing opportunities both domestically and internationally to expand our client base and offer new services, we are enhancing our ability for future growth,” said Tomlinson.

“We have also steadfastly maintained our focus on expense control by redeploying resources and managing headcount. As a result, we were able to keep our consolidated expenses flat for the second quarter,” said Tomlinson.

Projected Outlook for 2006

TSYS expects to be at the high end of its previously announced earnings growth guidance of 21%-23% based on the following assumptions:

1.	Total revenues will increase 6% - 8%
2.	Accounts on file at the end of 2006 will be approximately 395 million to 405 million
3.

Deconversion of Bank of America’s consumer portfolio as scheduled in October 2006, with a one-time contract-termination payment of approximately $69 million and an acceleration of amortization of approximately $6 million in contract-acquisition costs

4.	Recognition of revenues and expenses associated with the Capital One agreement beginning in the fourth quarter of 2006

Conference Call

TSYS will host its quarterly conference call at 8:30 a.m. EDT, July 19, 2006. The conference call can be accessed via simultaneous Internet broadcast at tsys.com by clicking on the “Conference Call” icon on the homepage. The replay will be archived for 12 months and will be available approximately 30 minutes after the completion of the call.

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TSYS Reports Results For Second Quarter 2006/Page 3 of 9

About TSYS

TSYS (tsys.com) is one of the world’s largest payment-services companies. TSYS offers a broad range of processing or licensing technologies for issuing and acquiring that include support of consumer-finance, credit, debit and prepaid services for financial institutions and retail companies doing business in 76 countries worldwide. Based in Columbus, Ga., TSYS (NYSE: TSS) is 80-percent held by Synovus (NYSE: SNV), a $30-billion financial-services company that is one of FORTUNE magazine’s “Most Admired Companies” and a member of its “100 Best Companies to Work For” Hall of Fame. For more information, contact news@tsys.com.

This press release contains statements that constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding TSYS’ expected earnings growth for 2006, and the assumptions underlying such statements, including, with respect to TSYS’ expected increase in earnings for 2006, an increase in revenues of 6% to 8%, accounts on file at the end of 2006 will be approximately 395 million to 405 million, deconversion of Bank of America’s consumer portfolio as scheduled in October 2006 with a one-time termination payment of $69 million and an acceleration of amortization of approximately $6 million in contract-acquisition costs and recognition of revenues and expenses associated with the Capital One agreement beginning in the fourth quarter of 2006. These statements are based on the current beliefs and expectations of TSYS’ management and are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements. A number of important factors could cause actual results to differ materially from those contemplated by our forward-looking statements in this press release. Many of these factors are beyond TSYS’ ability to control or predict. These factors include, but are not limited to, revenues that are lower than anticipated; accounts on file at the end of 2006 are lower than anticipated; TSYS does not convert and deconvert clients’ portfolios as scheduled; Bank of America does not deconvert as scheduled, amortization of related contract acquisition costs is not accelerated as anticipated and the termination fee is not in the amount anticipated; and TSYS does not begin recognizing revenues and expenses associated with the Capital One agreement beginning in the fourth quarter of 2006 as anticipated. Additional factors that could cause actual results to differ materially from those contemplated in this release can be found in TSYS’ filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. We do not assume any obligation to update any forward-looking statements as a result of new information, future developments or otherwise.

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